Exhibit 99.1

NEWMARKET CORPORATION REPORTS RECORD RESULTS FOR THE YEAR 2012

•	Record Net Income and Earnings Per Share for the Year 2012

•	Record Petroleum Additives Operating Profit for the Year

•	Special Dividend of $25 Per Share Paid in the Fourth Quarter

Richmond, VA, January 28, 2013 – NewMarket Corporation (NYSE:NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the year and fourth quarter 2012.

NewMarket’s net income for the year 2012 increased to a record $239.6 million, or $17.85 per share, compared to net income of $206.9 million, or $15.09 per share for the year 2011. For the fourth quarter of this year, net income was $53.1 million, or $3.94 per share, compared to net income of $33.7 million, or $2.51 per share for the same period last year.

The earnings for 2012 and prior year periods include certain special items which are presented in the following Summary of Earnings and discussed more fully on the financial statements and footnotes that are a part of this earnings release.

	Summary of Earnings (In millions, except per-share amounts)
	Fourth Quarter Ended		Year Ended
	December 31		December 31
	2012	2011	2012	2011
Net Income:
Net income	$53.1	$33.7	$239.6	$206.9
Tax (benefit) of special dividend	(6.2)	—	(6.2)	—
(Gain) Loss on interest rate swap agreement	(0.2)	0.8	3.3	10.7
Loss on early extinguishment of debt	—	—	6.1	—
(Gain) on legal settlement, net	—	—	—	(23.9)

Income excluding the above special items	$46.7	$34.5	$242.8	$193.7

Diluted Earnings Per Share:
Net income	$3.94	$2.51	$17.85	$15.09
Tax (benefit) of special dividend	(0.46)	—	(0.46)	—
(Gain) Loss on interest rate swap agreement	(0.01)	0.06	0.24	0.78
Loss on early extinguishment of debt	—	—	0.45	—
(Gain) on legal settlement, net	—	—	—	(1.74)

Income excluding the above special items	$3.47	$2.57	$18.08	$14.13

Excluding these special items from all periods, earnings for the year 2012 were a record $242.8 million, or $18.08 per share, an increase of 25 percent compared to last year’s results of $193.7 million, or $14.13 per share. On this same basis, earnings for this year’s fourth quarter were $46.7 million, or $3.47 per share, an improvement of 35 percent over fourth quarter last year results of $34.5 million, or $2.57 per share. Earnings per share for the year and fourth quarter of this year increased 28 percent and 35 percent, respectively, on this same basis.

Petroleum additives operations had a record performance for the year 2012 with operating profit of $372.0 million, an improvement of 20 percent over last year’s operating profit of $309.6 million excluding the 2011 gain on the legal settlement. Sales of petroleum additives for the year increased to $2.2 billion, an increase of 3 percent over sales last year of $2.1 billion while shipments were down almost 2 percent. Petroleum additives operating profit for the fourth quarter of 2012 was $71.6 million, an improvement of 21 percent over fourth quarter operating profit last year of $59.3 million. Sales for the fourth quarter of 2012 increased 2 percent to $511.2 million, compared to sales for the same period last year of $499.0 million and included the benefit of 4 percent higher shipments. Our petroleum additives business continues to deliver excellent results. We believe the fundamentals of how we run the business – a safety-first culture, customer-focused solutions, technology driven product offerings, world-class supply chain and regional organizational structure to better serve our customers’ needs – are the core to this success. We continue to increase our investment in research and development and regional presence as evidence of our commitment to our customers.

These operational results continue to generate strong cash flows. During the year 2012, we paid dividends of $375.7 million (including special dividend of $335.4 million), funded capital expenditures of $38.8 million and increased cash $38.8 million while only increasing debt by $185.2 million.

This special year in which we celebrated the 125th anniversary of our Company was another year of growth and success. The excellent results reflect the outstanding performance and dedication of NewMarket employees around the world and the confidence our customers have entrusted in us. Our strong financial position enhances our capability for future growth and improving shareholder value.

Sincerely,

Thomas E. Gottwald

The results for both the fourth quarter and year for both this year and last year include the impact from valuing an interest rate swap agreement at fair value at the end of each reporting period. This year’s fourth quarter and year also include a tax benefit from the special $25 per share dividend paid in the fourth quarter. The current year results also include a loss on the early extinguishment of debt while the results for the year 2011 include a gain on a legal settlement. The Company is reporting net income including these items, as well as income excluding them, and related per share amounts in the Summary of Earnings included in the earnings release. The Company has also included the non-GAAP financial measure EBITDA in this earnings release. A schedule following the financial statements included in this earnings release is provided reflecting the calculation of EBITDA, defined as net income, before the deduction of interest and financing expenses, income taxes, depreciation and amortization. EBITDA is shown on the schedule both including and excluding the items noted above. The Company believes that even though these items are not required by or presented in accordance with United States generally accepted accounting principles (GAAP), these additional measures enhance understanding of the Company’s performance and period to period comparability. The Company believes that these items should not be considered an alternative to net income determined under GAAP.

As a reminder, a conference call and Internet webcast is scheduled for 11:00 a.m. EST on Tuesday, January 29, 2013, to review fourth quarter and year 2012 financial results. You can access the conference call live by dialing 1-877-407-8031 (domestic) or 1-201-689-8031 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until February 5, 2013 at 11:59 p.m. EST by dialing 1-877-660-6853 (domestic) and 1-201-612-7415 (international). The conference ID number is 407213. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: availability of raw materials and transportation systems; supply disruptions at single sourced facilities; ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; hazards common to chemical businesses; occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; competition from other manufacturers; sudden or sharp raw materials price increases; gain or loss of significant customers; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; political, economic, and regulatory factors concerning our products; future governmental regulation; resolution of environmental liabilities or legal proceedings; inability to complete future acquisitions or successfully integrate future acquisitions into our business and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2011 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: 804.788.5555

Fax:      804.788.5688

Email: investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In millions, except per-share amounts, unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenue:
Petroleum additives	$511.2	$499.0	$2,200.8	$2,126.5
Real estate development	2.8	2.9	11.4	11.4
All other (a)	2.2	3.7	11.1	11.7

Total	$516.2	$505.6	$2,223.3	$2,149.6

Segment operating profit:
Petroleum additives
Petroleum additives before gain on legal settlement, net	$71.6	$59.3	$372.0	$309.6
Gain on legal settlement, net (b)	0.0	0.0	0.0	38.7

Total petroleum additives	71.6	59.3	372.0	348.3

Real estate development	1.6	1.7	7.0	7.0
All other (a)	1.2	1.4	6.3	2.9

Segment operating profit	74.4	62.4	385.3	358.2

Corporate unallocated expense	(4.2)	(5.2)	(20.2)	(16.7)
Interest and financing expenses	(2.3)	(4.7)	(10.8)	(18.8)
Gain (loss) on an interest rate swap agreement (c)	0.3	(1.4)	(5.3)	(17.5)
Loss on early extinguishment of debt (d)	0.0	0.0	(9.9)	0.0
Other (expense) income, net	(0.4)	(0.4)	2.3	(1.5)

Income before income tax expense	$67.8	$50.7	$341.4	$303.7

Net income	$53.1	$33.7	$239.6	$206.9

Basic earnings per share	$3.94	$2.51	$17.85	$15.10

Diluted earnings per share	$3.94	$2.51	$17.85	$15.09

Notes to Segment Results and Other Financial Information

(a)	“All other” includes the results of our tetraethyl lead (TEL) business, as well as certain contract manufacturing performed by Ethyl Corporation.
(b)	On September 13, 2011, we signed a settlement agreement with Innospec Inc. and its subsidiaries Alcor Chemie Vertriebs GmbH and Innospec Ltd. (collectively, Innospec) which provided for mutual releases of the parties and dismissal of the actions with prejudice. Under the settlement agreement, Innospec will pay NewMarket an aggregate amount of approximately $45 million in a combination of cash, a promissory note, and stock, of which $25 million was paid in cash on September 20, 2011 and $5 million was paid in the form of 195,313 shares of unregistered Innospec Inc. common stock. Fifteen million dollars is payable in three equal annual installments of $5 million under the promissory note, which bears simple interest at 1% per year. The first installment was paid in September 2012. The gain is net of expenses related to the settlement of the lawsuit.
(c)	The gain (loss) on an interest rate swap agreement represents the change, since the beginning of the reporting period, in the fair value of an interest rate swap which we entered into on June 25, 2009. We are not using hedge accounting to record the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.
(d)	In March 2012, we entered into a $650 million five-year unsecured revolving credit facility which replaced our previous $300 million unsecured revolving credit facility. In April 2012, we used a portion of this new credit facility to fund the early redemption of all of our outstanding 7.125% senior notes due 2016 (senior notes), representing an aggregate principal amount of $150 million. In May 2012, we used a portion of the new credit facility to repay the outstanding principal amount on the Foundry Park I, LLC mortgage loan agreement (mortgage loan). As a result, we recognized a loss on early extinguishment of debt of $9.9 million during the twelve months ended December 31, 2012 from accelerated amortization of financing fees associated with the prior revolving credit facility, the senior notes, and the mortgage loan, as well as from costs associated with redeeming the senior notes prior to maturity.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per-share amounts, unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenue:
Net sales - product	$513,322	$502,698	$2,211,878	$2,138,127
Rental revenue	2,858	2,858	11,431	11,431

	516,180	505,556	2,223,309	2,149,558

Costs:
Cost of goods sold - product	374,461	379,302	1,581,393	1,586,145
Cost of rental	1,183	1,183	4,386	4,386

	375,644	380,485	1,585,779	1,590,531

Gross profit	140,536	125,071	637,530	559,027

Selling, general, and administrative expenses	39,506	39,784	154,209	151,602
Research, development, and testing expenses	31,276	28,768	117,845	105,496
Gain on legal settlement, net (a)	0	0	0	38,656

Operating profit	69,754	56,519	365,476	340,585

Interest and financing expenses	2,317	4,685	10,815	18,820
Loss on early extinguishment of debt (b)	0	0	9,932	0
Other income (expense), net (c)	402	(1,169)	(3,338)	(18,048)

Income before income tax expense	67,839	50,665	341,391	303,717

Income tax expense	14,776	16,967	101,798	96,810

Net income	$53,063	$33,698	$239,593	$206,907

Basic earnings per share	$3.94	$2.51	$17.85	$15.10

Diluted earnings per share	$3.94	$2.51	$17.85	$15.09

Cash dividends declared per share	$25.75	$0.75	$28.00	$2.39

Notes to Consolidated Statements of Income

(a)	On September 13, 2011, we signed a settlement agreement with Innospec Inc. and its subsidaries Alcor Chemie Vertriebs GmbH and Innospec Ltd. (collectively, Innospec) which provided for mutual releases of the parties and dismissal of the actions with prejudice. Under the settlement agreement, Innospec will pay NewMarket an aggregate amount of approximately $45 million in a combination of cash, a promissory note, and stock, of which $25 million was paid in cash on September 20, 2011 and $5 million was paid in the form of 195,313 shares of unregistered Innospec Inc. common stock. Fifteen million dollars is payable in three equal annual installments of $5 million under the promissory note, which bears simple interest at 1% per year. The first installment was paid in September 2012. The gain is net of expenses related to the settlement of the lawsuit.
(b)	In March 2012, we entered into a $650 million five-year unsecured revolving credit facility which replaced our previous $300 million unsecured revolving credit facility. In April 2012, we used a portion of this new credit facility to fund the early redemption of all of our outstanding 7.125% senior notes due 2016 (senior notes), representing an aggregate principal amount of $150 million. In May 2012, we used a portion of the new credit facility to repay the outstanding principal amount on the Foundry Park I, LLC mortgage loan agreement (mortgage loan). As a result, we recognized a loss on early extinguishment of debt of $9.9 million during the twelve months ended December 31, 2012 from accelerated amortization of financing fees associated with the prior revolving credit facility, the senior notes, and the mortgage loan, as well as from costs associated with redeeming the senior notes prior to maturity.
(c)	On June 25, 2009 we entered into an interest rate swap. The gain on the interest rate swap was $0.3 million for the fourth quarter ended December 31, 2012 and the loss on the interest rate swap was $5.3 million for the twelve months ended December 31, 2012. The loss on the interest rate swap was $1.4 million for the fourth quarter ended December 31, 2011 and $17.5 million for the twelve months ended December 31, 2011. We are not using hedge accounting to record the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	December 31,	December 31,
	2012	2011
ASSETS

Current assets:
Cash and cash equivalents	$89,129	$50,370
Trade and other accounts receivable, less allowance for doubtful accounts ($319 - 2012; $516 - 2011)	297,055	278,332
Inventories	322,674	306,785
Deferred income taxes	8,452	7,261
Prepaid expenses and other current assets	18,185	36,983

Total current assets	735,495	679,731

Property, plant, and equipment, at cost	1,070,967	1,034,472
Less accumulated depreciation and amortization	712,596	681,506

Net property, plant, and equipment	358,371	352,966

Prepaid pension cost	12,710	11,494
Deferred income taxes	48,385	35,805
Other assets and deferred charges	72,007	73,619
Intangibles (net of amortization) and goodwill	30,542	38,047

Total assets	$1,257,510	$1,191,662

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$119,298	$103,217
Accrued expenses	79,061	78,546
Dividends payable	—	8,529
Book overdraft	3,906	1,680
Long-term debt, current portion	4,382	10,966
Income taxes payable	10,024	13,086

Total current liabilities	216,671	216,024

Long-term debt	424,407	232,601
Other noncurrent liabilities	214,227	193,444

Shareholders’ equity
Common stock and paid-in capital (without par value); issued and outstanding shares - 13,417,877 in 2012 and 13,404,831 in 2011	721	64
Accumulated other comprehensive loss	(110,689)	(98,732)
Retained earnings	512,173	648,261

	402,205	549,593

Total liabilities and shareholders’ equity	$1,257,510	$1,191,662

NEWMARKET CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW DATA

(In thousands, unaudited)

	Twelve Months Ended
	December 31,
	2012	2011

Net income	$239,593	$206,907
Depreciation and amortization	43,389	43,352
Loss on early extinguishment of debt	9,932	0
Cash payment for 7.125% senior notes redemption	(5,345)	0
Cash pension and postretirement contributions	(32,431)	(31,376)
Noncash pension and postretirement expense	18,855	16,499
Gain on legal settlement, net	0	(38,656)
Proceeds from legal settlements	5,050	25,000
Proceeds from sale of equity securities	6,303	0
Working capital changes	(14,243)	(62,011)
Capital expenditures	(38,753)	(53,515)
Issuance of 4.10% senior notes	349,405	0
Repayment of 7.125% senior notes and mortgage loan	(213,544)	(2,731)
Net borrowings under revolving credit facility	53,000	18,000
Repurchases of common stock	0	(98,093)
Dividends paid	(375,681)	(32,588)
All other	(6,771)	10,390

Increase in cash and cash equivalents	$38,759	$1,178

NEWMARKET CORPORATION AND SUBSIDIARIES

NON-GAAP FINANCIAL INFORMATION

(In thousands, unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net Income	$53,063	$33,698	$239,593	$206,907

Add:
Interest and financing expenses	2,317	4,685	10,815	18,820
Income tax expense	14,776	16,967	101,798	96,810
Depreciation and amortization	10,364	10,600	41,314	41,749

EBITDA	80,520	65,950	393,520	364,286

Less: gain on legal settlement	0	0	0	(38,656)
Less gain / plus loss: interest rate swap agreement	(304)	1,363	5,346	17,516
Plus: loss on early extinguishment of debt	0	0	9,932	0

EBITDA, as adjusted	$80,216	$67,313	$408,798	$343,146